EXHIBIT 99

                              NIKE, Inc..
                  Q206 Earnings Release Conference Call
                          December 20, 2005
                      Moderator: Pamela Catlett
                            4:00 p.m. CT


Operator: Good afternoon everyone, welcome to Nike's Fiscal 2006 Second Quarter conference call. Today's conference is being recorded. For those of you who need to reference today's press release, you'll find it at www.nikebiz.com. That's www.nikebiz.com.

Leading today's call will be Pamela Catlett, Vice President of Investor Relations. Before I turn it over to Ms. Catlett, let me remind you that participant's of this call are going to make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially.

These risks and uncertainties are detailed in the reports filed with the SEC, including forms 8-K and 10-Q. Some forward-looking statements concern futures orders that are not necessarily indicative of total revenues for subsequent periods due to cancellations and a mix of futures and at once orders, which may vary significantly from quarter to quarter. In addition, it's important to remember a significant portion of NIKE, Incorporated's business including equipment most of Nike retail, Nike Golf, Converse, Cole Haan, Bauer, Hurley and Exeter Brands Group are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures. A presentation of comparable GAAP measures, and quantitative reconciliations can also be found at Nike's Web site. This call might also include discussion of non-public financial and statistical information which is also publicly available on that site, www.nikebiz.com.

Now I'd like to turn the call over to Pam Catlett, Vice President of Investor Relations, please go ahead, ma'am.

Pam Catlett: Thank you. Good afternoon everyone and Happy Holidays. Thank you for joining us today to discuss our second quarter results. Nike issued our results about an hour ago. And for those of you who need to reference the press release as the operator said, you'll find it on our Web site, at www.nikebiz.com.

Most of you know that we've been evolving our conference calls to streamline our communication and to appropriately address the topics that are most important to you. We're very excited about our portfolio's performance, and we want to highlight some key drivers in more detail. So we're mixing it up today with a slightly larger group than usual.

First, we'll hear from our soon to be Nike veteran CEO Bill Perez. Bill will give you his perspective on Nike and his thoughts going forward. Then we'll hear from Don Blair, Nike's Chief Financial Officer, who will review our results. Finally, you'll hear from both Mark Parker and Charlie Denson, Co-Presidents of the Nike brand who will each share their perspectives on the Nike brand and business. After that, we'll look forward to taking your questions. Now it's my pleasure to introduce Bill Perez.

Bill Perez: Thanks, Pam. As I approach my first anniversary I guess I'm about to lose my rookie status and qualify as a veteran. But as a rookie or not, I continue to be very excited about the growth opportunities for the Nike brand, and our NIKE, Inc., portfolio. And one of my primary missions as CEO is to make sure that this company has the right strategies in place to sustain long-term growth and ultimately double the size and value of our business. And while I'm not going to give you an exact date, I can tell you that we've set the bar for ourselves very high.

During the past 10 months, I spent much of my time working with our senior leadership team on an exhaustive strategic review. We've carefully analyzed the growth opportunities and the profit potential for each of our businesses. And the conclusion was that for the most part, we have the right game plan. Nike has an extraordinary amount of growth opportunities in product categories in consumer segments, in developed and developing markets, in sports performance and in sports culture.
Our multi brand portfolio adds to those opportunities giving us the ability to reach consumers at all price points in all channels of distribution. The review has deepened our confidence that our core strategies, particularly for the Nike brand are right and our long term growth aspirations are achievable.

But while our strategies are sound the review also showed us how we can further improve our growth and profitability drivers, and how we can be even more competitive. So while you won't see radical change, you'll see refinements in how we are managing the business. In emerging markets, we'll be more aggressive. Markets such as China, Brazil, Mexico and India are evolving rapidly and the opportunities to Nike are great. We're accelerating our investments in those markets to make sure we are building strong, profitable long term businesses. And to put it simply, we want to own those markets. We will be more aggressive and focused in our direct to consumer business. We are in the process of creating a more consistent global strategy that will allow us to exploit our Internet activity, use Nike stores worldwide to elevate the brand. Create closer consumer connections, and close distribution gaps.

Now the above said, as has been the case in the past, where possibly our distribution strategy will continue to be anchored to our retail trading partners. In the Nike brand we are also looking at ways to better align our business around consumer and category segments without losing product focus. We have major opportunities to grow in sport performance, and sport culture, and we are evolving how we align our business to support this. In categories and countries where we are under performing relative to the opportunity and competition, we are driving improvement with renewed energy and commitment. In our operations, we are driving greater efficiency. This is a company wide focus to simplify, streamline, more strategically use our resources and scale for greater competitive advantage. We are committed to better leveraging operating expenses, while continuing to invest in growth.

For example, we are keeping non retail headcount at current levels, while still supporting growth areas. We will continue to hire where we need to, but we will do that by assessing where we can trade off positions. And while we may have some exemptions, the exemption process will be painful for those seeking the exemption.

In our NIKE, Inc. portfolio, we are more aggressively leveraging opportunities to share resources, drive collaboration and amplify growth opportunities. For example, our Exeter Brands Group is now managed as a division of Converse. Exeter will greatly benefit from Converse's operational capabilities and expertise. As I said, we are not focused on radically changing our game. But we are focused on getting better, stronger, and even more competitive at the game we're already playing. Our game plan gives us ample opportunity and clearer sense of focus. Product innovation and demand creation will continue to be our cornerstones. We will sustain the strength of our performance businesses. We will accelerate our game in emerging markets, sports culture and women's. We will more aggressively pursue a direct to consumer business. And we will improve our position in the value segment. And we will fund our investments by better managing the portfolio, holding the line on operating expenses, protecting our gross margin, and reallocating demand creation.

As I said in the past, Nike's greatest challenge is not related to the identification of growth opportunities. But it is rather one of focusing on those that afford us the greatest long-term potential.

Now what I'd like to do is turn the floor over to Don who will review our second quarter numbers with you. Don.

Don Blair: Thanks, Bill. Well in the past, we've told you about how we manage our global portfolio businesses, to deliver consistent growth in a dynamic business environment.

While the second quarter of fiscal 2006 certainly threw us quite a few curveballs, we delivered very strong growth in revenues, and profits and continue to invest in our business. Although the marketplace continues to evolve rapidly, we remain confident that we can deliver our financial growth goals for fiscal 2006.

Our revenues for the quarter grew 10 percent to a record $3.5 billion. Changes in foreign currency exchange rates accounted for about one point of the growth in the quarter. This revenue growth was slightly higher than we had expected, due to strong demand in the U.S. and Latin America.

Diluted earnings per share for the quarter were $1.14 up 18 percent versus fiscal 2005 reflecting the strength of the top line, and SG&A leverage, partially offset by lower gross margins.

Versus the prior year quarter, our consolidated gross margin fell 60 basis points to 43.5 percent. Currency changes contributed about 150 basis points of improvement but this was more than offset by lower footwear product margins in every region, and lower apparel margins in Asia. The erosion in footwear margins was somewhat more rapid than we expected, but continued to reflect the facts we've discussed before. Investments in product value in Europe and Asia, higher input costs, primarily oil, and additional production and transaction costs to meet the strong unit demand for footwear around the world. The mix of products sold in the quarter also drove gross margin lower.

While gross margins for the quarter were lower than we had expected, this was largely offset by more modest growth in SG&A, as some demand creation moved to the back half of the fiscal year, and we tightened operating overhead. Overall, we delivered 50 basis points of SG&A leverage in the second quarter, and are committed to delivering SG&A leverage for the full year.

Futures orders scheduled for delivery from December through April grew
2.5 percent versus the prior year, as changes in currency exchange rates reduced the growth by nearly five points. Excluding the impact of currency changes, futures grew seven percent. In the first half of fiscal 2006, we also continued to generate strong cash flows, as we delivered $566 million of free cash flow from operations. We repurchased $390 million of our stock in the first half of the fiscal year, and we paid out $130 million in dividends. For the 12 months ended November 2005, our return on the invested capital was 24 percent consistent with the prior quarter end.

With that perspective on our consolidated performance, I'll now give you some additional depth on our results. In our European region, which includes the Middle East and Africa, revenues grew two percent in Q2. Currency did not have a material impact on overall revenue growth for the quarter. Apparel revenues advanced two percent and equipment revenues were up nine percent for the quarter. Footwear revenues were flat with the prior year. Constant dollar revenue growth for the quarter was driven by high teens growth in the emerging markets in the region, partially offset by lower revenues in Western Europe. As you know, the retail environment in Western Europe has been challenging for some time. Over the past year, we've gained both apparel and footwear share in that environment. Still in the second quarter, we began to see some of the weaker trends our competitors have reported in recent quarters. In addition, our revenues and futures reflect steps we've taken to turn away some business we do not believe reflects positively on our brand.

Gross margins in our European region expanded 40 basis points for the quarter, contributing about a tenth of a point to our consolidated margin change. The benefits of more favorable currency exchange rates, and a lower level of close out sales with better margins, were offset by pricing and product investments in consumer value, and increased product costs related to higher commodity prices, and costs to meet strong worldwide demand particularly for footwear.

Reported second quarter pre tax income for the European region was $194 million, a decline of two percent, versus fiscal 2005. The decline for the quarter was driven by mid single digit growth in SG&A expense, partially offset by higher revenues and gross margin. We continue to believe that our European region in general and Western Europe specifically present tremendous growth opportunities for the Nike brand. On a year-to-date basis revenues for the region are up four percent, versus fiscal 2005 and pre tax income is up 18 percent. And over the second half of the fiscal year, we expect constant currency revenue growth to accelerate as our World Cup marketing programs drives sales of footwear, apparel and equipment.

In the Asia Pacific Region, revenues increased four percent in the quarter, with about two points of the increase coming from stronger currencies in the region. Excluding currency effects, footwear and apparel each reported two percent growth while equipment grew nine percent. China was, again, the primary driver of the region's revenue growth as our business there grew strongly. This growth was partially offset by weaker results in Japan, Korea, and Australia. Of these markets, the most significant, and the most difficult has been Japan, where constant currency revenues declined at a single digit rate in the second quarter. Our footwear business there has been affected by an overall lack of excitement in the market, and intense promotional activity at the lower price points. Our apparel business also underperformed.

Our approach has always been to build product lines that deliver compelling consumer value up and down the price spectrum, rather than simply discounting higher end models. As we've discussed on previous calls, new footwear products designed to strengthen our position at lower price points will debut in Japan next month. We're also working hard to improve our apparel lines for this market. While futures for the December to April period are positive on a constant currency basis, we believe there's a great deal more we can do to realize the full potential of this critical market. Charlie will talk more about that later.

For the quarter, Asia Pacific gross margin fell 240 basis points, reducing our consolidated gross margin by 30 basis points. Higher product costs, increased customer discounts, and product value investments in Japan drove the reduction. Pre tax income for the quarter grew three percent to $115 million, as lower SG&A spending offset the lower growth margin.

The Americas region continued to deliver outstanding results in the second quarter as revenues grew 33 percent. Stronger currencies in the region contributed 13 points of that growth. While Argentina and Brazil were the largest contributors to the revenue increase, every country in the region posted higher revenues. Gross margins were flat for the quarter versus the prior year, and pretax profit for the region increased 30 percent to $57 million.

And that brings us to the U.S. region, which once again delivered a terrific quarter. The U.S. team added $175 million in revenue for the quarter, a 15 percent increase driven by broad based growth across most channels and wholesale accounts. Nike owned retail also performed strongly as overall sales increased 15 percent, and comp store sales for Nike Town stores increased five percent for the quarter.

Overall footwear revenues grew 19 percent, and apparel revenues increased 13 percent in the second quarter. Equipment revenues decreased eight percent. The outlook for the U.S. remains bright as futures orders for delivery between December and April rose over nine percent versus the year ago period.

Consistent with the past few quarters, U.S. footwear was the most important driver of our growth in revenue and profits in the second quarter. In Q2, wholesale unit sales increased over 20 percent driven by growth in both sport performance and sport culture products for men, women and kids. Unit sales advanced up and down the price scale with more rapid growth at the middle and lower price points, reflecting a more effective product offering at those levels. With a five month futures window, both units and average price per pair were higher than the prior year period.

U.S. apparel grew 13 percent in the second quarter, despite a decline in licensed apparel sales due to the expiration of our NBA license. Our last significant sales of NBA apparel were made in the second quarter of fiscal 2005, so we are now beyond this drag on our results. A significant contributor to our second quarter, in both footwear and apparel revenues was the Jordan brand, which grew almost 50 percent. Recognizing the limitations of POS data in this industry for the 12 months ended November 2005, Jordan footwear reached a six percent share of the overall U.S. footwear market up 1.8 share points year-over-year, and within nine-tenths of a point of the number four brand in the U.S.

Gross margins in the U.S. fell 170 basis points for the quarter, reducing our consolidated gross margin by 70 basis points. Most of the decline was attributable to footwear due principally to higher commodity costs, and additional supply chain and factory costs to meet strong unit demand. For the quarter, pre tax profits for the U.S. region grew 14 percent to $266 million, a strong revenue growth and SG&A leverage more than offset lower gross margins.

For the quarter, revenues from our other businesses grew 14 percent to $435 million. While each of these brands posted higher revenues for the quarter, the increase was driven by growth of nearly 40 percent at Converse, and high teens growth for Nike Golf. Pre tax income for the other businesses was $23 million in the second quarter, up 11 percent versus fiscal 2005. Bauer Nike Hockey posted a loss for the quarter, as we absorbed costs related to the recently announced rebranding initiative. Excluding current and prior year results for Bauer Nike Hockey pre tax income for our other businesses advanced 19 percent.

Consolidated SG&A spending for NIKE, Inc., grew eight percent in the quarter, driven by an eight percent increase in demand creation and a nine percent increase in operating overhead. For both components of SG&A demand creation and operating overhead, currency changes accounted for about one point of the increase. The increase in demand creation was the result of sports marketing investments in the U.S. region, Nike brand advertising in Europe, and Converse advertising in the U.S., and higher spending on retail development around the world.

As we expected, the growth in operating overhead slowed in Q2. In addition to the impact of currency, the increase in operating overhead for the quarter, reflected a contribution to the Nike Foundation which accounted for two points of growth. The balance of the increase about six percent, was due primarily to increased personnel costs and investments in company owned Nike and Cole Haan retail stores.

For the second quarter, we reported net interest income of $6 million, versus $4 million of net interest expense in the prior year quarter. The improvement was due to both higher levels of invested cash, and higher interest rates. Other income nets for the second quarter was $1 million, versus $8 million of other expense net in the prior year quarter. The largest factor in the improvement was the swing from foreign currency hedge losses in fiscal 2005 to foreign currency hedge gains in the current year. The net effect of the improvement in these foreign currency hedging results, and the translation of foreign currency denominated profits from our international regions was approximately $20 million of additional pre tax income for the current year quarter versus the same quarter last year.

Our effective tax rate for the quarter was 35.1 percent bringing our year-to-date rate to 34.7 percent in line with our current estimate for the full year. Our November 30th balance sheet continued to reflect the financial strength of the Company. As of that date, our balance of cash, cash equivalents and short term investments totaled $2.1 billion or about $8 per diluted share while our total interest bearing debt was about one third of that amount.

As of November 30th, worldwide inventories were 10 percent higher than a year ago. Over half of the inventory increase was in the U.S. and Americas regions, where we continue to experience very strong demand. A large percent of the worldwide increase represents spring footwear product in transit, including our new Air Max 360; worldwide close out inventories were unchanged versus the prior year. In that prior year, our inventory levels were relatively low as factories worked to meet our strong unit demand. As we built our capacity to meet this demand, deliveries from the factories have improved, and our inventories in transit increased. As we anniversary these unusually low inventory levels in the coming months, we expect inventory growth to ease.

At the end of the quarter, accounts receivable were two percent higher than the prior year. When viewed in conjunction with the 10 percent revenue increase we reported today, this reflects outstanding receivables management from our field finance teams.

Our success in delivering consistent financial growth in a dynamic global business like athletic footwear and apparel depends on our ability to make adjustments to our financial model, as market conditions change, and change they have. Since our last conference call, Western Europe and Japan have become more challenging due to weaker currencies and overall business conditions. In addition, we continue to see cost pressure on our gross margins, as we work to supply the strong unit demand, and product input costs remain high. As we face those challenges, we're taking steps to invest behind those businesses that have strong momentum, to accelerate those businesses that have slowed and to adjust our spending to fund these initiatives and deliver our financial goals, for fiscal 2006.

For NIKE, Inc., we're still expecting high single digit revenue growth for the full year, with mid single digit growth over the balance of the year, reflecting our current futures, and a less favorable currency outlook. The third quarter growth should be stronger than the fourth quarter, consistent with the phasing of our futures.

We anticipate that gross margins for Q3 and Q4 will be below the prior year, with variances similar to that of the second quarter. For SG&A, we've delivered 110 basis points of leverage so far this year, and remain committed to delivering leverage for fiscal 2006 as a whole. As we indicated earlier, we're committed to investing our resources in critical business initiatives and driving productivity elsewhere to fund those investments. We anticipate that demand creation will grow faster than revenue for the balance of the year, and the full year, as we invest in revenue driving initiatives such as the World Cup, China and Nike Pro. We expect this will be offset by significant leverage in operating overhead spending. Overall, SG&A spending should grow at a five to seven percent rate in each of the third and fourth quarters, with Q3 growth more towards the top of that range.

Interest income should be relatively consistent with first half levels, but other income for the last two quarters of the fiscal year, should look more like Q1 as our current FX forecast would result in more income from our currency hedges. In summary, we're very confident we're in position to deliver our financial goals for the year, and position ourselves for continued growth in the future. So with that, I'll turn the floor over to Mark Parker.

Mark Parker: Thanks, Don. And good afternoon everyone. As you heard, we had a solid second quarter, particularly in the United States and the Americas and in markets such as China and Central Europe. Retail in Western Europe and Japan is challenging, but globally the Nike brand is strong, with energy across both the sport performance and sport culture sides of our business. I could give you many examples today of the power of the Nike brand around the world, and the close connections we're creating with consumers, such as our incredible Zoom Lebron III launch in China and the United States, our biggest signature show launch in five years. Kicking off with the $250 limited edition Zoom Lebron III that sold out in two hours in China. Fantastic sell-throughs all around on this product, as well as Carmelo Anthony's Melo 5.5 from Jordan. And Dwyane Wade's signature shoe the Wade from Converse.

There's also great momentum in sell throughs in our Nike Pro apparel and our women's fitness businesses, with each being up 80 percent and 19 percent respectively year-to-date. We're seeing strong sales at Nike retail including our new Nike store on the Champs Elysee in Paris. At our Run Americas 10K event, a record 80,000 runners across seven countries in Latin America which drove our Nike Shox footwear and Nike's Sphere apparel businesses. These wins and many others drove our great results in the second quarter, but I'd like to spend my time today on what's ahead for Nike, which is even more exciting.

We began fueling the world football energy in the second quarter. The limited edition launch of Ronaldinho's Golden R10 boot in October generated tremendous consumer and media response, and drove growth in our Tiempo line. The relaunch of our Hi-Vis soccer ball also was a big success. Our Brazil 5 Star Sport Culture apparel collection generated strong sell throughs globally. And year-to-date our global football business is up double digits driven by our performance on field products.

We're extremely excited and confident about our strategies as we build towards our most integrated campaign ever, and the launch of our entire World Cup product line in the coming months. We're very pleased with retailer response to product we all ready are showing.

Consumers all over the world will see Nike with many of the game's most exciting players including player of the year, Ronaldinho, and with the world's most exciting teams including reigning champion and five time World Cup champion, Brazil.

Building Nike into a global soccer brand has been an incredible journey. In 1994, soccer was a $40 million business for us, practically an afterthought. Today, it's approaching $1.5 billion, a premium core business for us, and a critical source of brand strength around the world. Amazing growth built through performance based product innovation, and getting close to our consumers, the strengths of the Nike brand. We're quickly approaching our goal of being the world's leading soccer brand. There's more to come as we launch our most integrated campaign ever in the third quarter, and unveil our entire World Cup product line. Between now and when we report our third quarter results, many of your questions about our strategy and products will be revealed. We have great momentum heading into next summer's World Cup and will continue to build more and more energy in the months ahead. And you'll see this momentum continue through World Cup '06, into the next football season and beyond.

Looking ahead, our strong high commercial potential innovation pipeline, and upcoming global event such as the Winter Olympics give us ample opportunity to grow. Nike Pro will have a significant presence at the winter games as will our newly united Nike Bauer hockey brand. We're creating state of the art uniforms for 16 countries, outfitting teams across nine sports including ice hockey, speed skating and bobsledding. We're also outfitting 6,000 NBC employees in specially designed winter Olympics outdoor gear. Innovation continues in footwear this spring with the launch of the Air Max 360 which will bring new energy to our entire Nike Air line 26 years after the debut of the Nike Air technology, and then the introduction of our first Air Max shoe in 1987, we fulfilled the original promise of creating a great performance running shoe with 360 degrees of Nike cushioning. Air Max 360 has no mid sole foam just pure 100 percent Nike Air cushioning supporting a great looking performance shoe. Air Max 360 embodies our commitment to product performance and innovation.

We'll also be announcing some very dynamic and high profile partnerships in the spring that will advance our product innovation possibilities and deepen consumer relationships with Nike. We're very proud of what we've accomplished so far this year, and very excited about what's ahead. We'll stay focused on what we do best, consistently deliver innovative product, rooted in and inspired by performance, and creating close connections with our consumers, further strengthening and leveraging our tremendous brand and business potential. Thanks and I'd now like to turn it over to Charlie Denson.

Charlie Denson: Thanks, Mark. Good afternoon to everyone. Happy Holidays and my condolences to you who are sitting in New York facing a little tougher commute home tonight. As Pam mentioned up front our goal on these calls is to focus on a few topics beyond the financials that we believe are important. Don, Bill, and Mark have given you their perspectives. So I'd like to round out today's discussion by first giving you a little deeper insight into what we see going on in the global marketplace, which, as always has its challenges. We call them opportunities, and they're offset by some areas where we have great momentum.

If there is one sound bite I'd ask you to take away from me today it is that the NIKE, Inc.'s global portfolio is working. For the last several years, we've talked about how our long term success is reliant on our ability to manage a growing and diverse portfolio. As we continue to navigate a changing global marketplace, we have great momentum and brand strength in places like the USA, China and throughout South America.
And our subsidiary units are growing above the corporate rate. But what I'd like to cover should sound pretty familiar to most of you that have followed us over the last several years. It's our ability to deliver financial results driven by certain segments of the portfolio, while specifically addressing issues where we may have parts of the business where we have a big opportunity.

Today you've already heard about our strong financial results. I'd like to address parts of Western Europe and Japan. Let's talk about Europe first. We continue to see strong double digit growth coming from Central Europe as our apparel business accelerates across the continent as we approach World Cup, and we're addressing some of the strategic initiatives that will give us a strong brand position in a very tough macro economic landscape. It's not formulaic but our ability in history of looking at each marketplace through the consumer's lens addressing product, marketing, and distribution strategies that are aligned is a well documented approach. We have talked about some of these strategic initiatives in the past, specifically distribution and the sport culture consumer. These are the two areas that I think you will see some strong long term benefits from in the near future. It's no secret that France and the U.K. have been the two toughest markets to grow in. We have taken a strong position in both markets to pull some of our premium performance products out of distribution we feel is not brand enhancing. That is having some short term effect on our numbers, but we feel in the long run we will continue to build a strong, premium brand position with premium brand presentation and new and innovative product introductions.

We have also experienced some challenges with inventory management both at the account level, and in the regional apparel area. We feel we are on the back side of this and are starting to see some improving marketplace conditions regarding the Nike brand in the near future.

The other big strategic opportunity in Europe is the emerging sport culture consumer. You could say they have already emerged in this marketplace, becoming very influential within youth culture. And we have been a little slow to address their demands, mostly in the low profile footwear area. We've been doing a lot of work here, and you may have seen our initial effort in women's over the last six months, with some of the most exciting product in the marketplace. The Shox Rival, the Sprint Sister, and the Blaze were all great performers at retail and that's just the start. We have an entire product assortment rolling out over the next several seasons in both men's and women's.

Turning to Asia we were reported another solid quarter as rapid growth in China continued to drive the region's results. Our China business remains a star performer, and we continue to see top line growth rate that is among the best in our portfolio. We continue to open new doors at a rapid pace, with over 2000 doors as of the end of this quarter. We're at a point in our growth, where we are expanding our reach past the big three, the cities of Beijing, Shanghai, and Guangzhou and are opening doors in the next tier of populated cities. But as we made clear in the past, we do not view China as a race to Beijing in 2008. Our goal is to build a profitable and sustainable long term business in this exciting new market, with as little near term risk as possible. We're very pleased with our progress and we feel great about our current brand position in the fastest growing market in the world. We're number one - we are the number one brand in size, recognition, and overall performance. We have some great plans for the future, indicated by what Mark talked about the most recent launch of the China only Lebron model, and it's just the start.

In Japan, it's a different story. We continue to see a lack of energy from the broader retail environment with retailers focused on price to drive product. Our strategy here is not dissimilar to what I just mentioned about parts of Europe. We're not chasing the business, and we're keeping orders tight to protect the brand, while we reinvest in the longer term growth opportunities we see in this market, things like Nike ID, our customer footwear platform, a more competitive approach to the price value relationship in product, and an aggressive innovation agenda that will energize the Japanese consumer are things that we ultimately think will make the difference. We're confident as we evaluate this market, align our strategies, and product communication and distribution that we will maintain our position as the leader in athletic footwear and apparel in this critical and influential marketplace.

So the bottom line is this, we're very pleased with the state of our business. The health of the Nike brand portfolio in the U.S., South America, Central Europe and China is strong and profitable. Our subsidiaries are performing well and give us an additional ability to manage the portfolio and deliver our financial goals. We'll continue to make the right investments, take a long term proactive approach in markets like Western Europe and Japan which still represent significant growth opportunities for the Nike brand. The World Cup represents a great checkpoint for us, but no way do we believe it's the finish line. We're are very excited about the balance of '06, and the opportunities that we have in '07, and beyond.

With that, we'll open up for questions.  Thank you.

Operator: Thank you everyone. If you'd like to signal for a question today it is star one on your touch-tone phone. And if you're on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us, and we'll take as many questions as time permits. Once again, it is star one to ask a question. And we'll pause for just a moment to give everyone a chance to signal.

Operator:  We'll go first to Robert Drbul with Lehman Brothers.

Robert Drbul:  Hi, good evening.

Pam Catlett:  Hi, (Bob).

Bill Perez:  Hi, (Bob).

Don Blair:  Hi, (Bob).

Robert Drbul: A couple of questions. First one is on the footwear product margins, can you talk a little bit more about your expectations of what happened this quarter? Elaborate a little bit more in terms of the lower product margins in every region? And I guess, as you look into the back half of the year, with some of the comments you made around gross margins, you know, what are the risks that you still see on the gross margin side around footwear products?

Don Blair: OK, (Bob), first of all, a lot of the factors we've already talked about. So just to reiterate what the major drivers have been we are seeing higher commodity costs, primarily oil, there have been some changes in minimum wage laws in Asia, we've seen some impact from that as well. So that's one of the prime drivers in footwear. A second key element has been that our unit demand has been just tremendous. You noted with our results for this quarter the U.S. posted over 20 percent growth in unit sales in footwear.

So as we built our capacity for servicing all of that unit demand, that has increased our cost somewhat; that's related to things like adding additional tooling sets and moving to additional factories to produce product. So it's a bit of a good news, bad news in the sense that we've got such great unit demand. Sometimes our margins are a little bit lower.

We've also seen that we've had to move the product over here and we've had some higher air freight numbers. So those are all product cost drivers. We see those basically being somewhat consistent over the back half of this year, but easing as we go on into '07 as long as commodity prices stay about where they are.

A second major driver this quarter was the mix of products. We did see some shift in mix to the U.S. which has slightly lower footwear margins than say, Europe. And we did see a little bit of mix shift into some product types like sports culture that tend to have slightly lower margins.

So on that front, it's very hard to predict. At this point, we think as we said in the guidance the third and the fourth quarters are going to look somewhat like the second.

And then, the last item that we talked about is the investments we've making in product value in Japan and Europe. And we will largely anniversary those come fall of 2007. But obviously, the decisions we make around pricing are very dynamic, and we look at each market individually.

Robert Drbul: OK. Great. And just a question on the futures, when you look throughout the period that you have, did it significantly change from the first half of the period, to the second half of the period?

Don Blair: Yes, the futures are stronger in the front half of this window that we're reporting today. We do have some timing, as Mark mentioned we do have some phasing of our World Cup production introductions. And we do believe we're going to see some acceleration as we go into the fourth quarter particularly in Europe. But the futures we reported today are definitely stronger in the front half of the window.

Robert Drbul:  Great, thank you.


Operator:  We'll go next to Virginia Genereux with Merrill Lynch.

Virginia Genereux: Thank you. Maybe two questions. On the SG&A side, Don, you and Bill talked about several initiatives. Should we think about, as we look out further, should we think about you guys sort of getting back to this objective of other overhead growing at half the rate of revenue growth? And demand creation grown at the rate of revenue? Or could really the other overhead, I guess, be even better than that? That's one.

Don Blair: Well I think directionally the comment that we want to focus our investment in SG&A, on demand creation, that directly drives revenue as well as operating overhead that directly drives revenue, that is definitely true. I would suggest that the absolute percentage is not something that you might want to model out exactly like that. But definitely we expect to see a lot more leverage on the operating overhead side, than we would on the demand creation side. And overall, we are committed to delivering SG&A leverage over the long-term.

Virginia Genereux: And secondly, on the sort of balance sheet capital structure, you guys are just generating so much cash even as you, you know, buyback a ton of stock. Any - just - should we just think about you guys doing more of that? I know you raised the dividend substantially as well. But the levers, the priority levers, again, are still sort of dividend share repurchase, and then, lastly acquisitions, any sort of change in that thinking too? Thank you.

Bill Perez: Virginia, this is Bill here. And we're obviously very cognizant of the, I think, it's $2.1 billion of cash sitting on the balance sheet today. And we discussed this with the finance committee of the board. And I hope some of the things we've done haven't gone unnoticed. You know, we did increase the dividend by 24 percent. I think we repurchased close to a quarter-of-a-billion dollars of the stock during the past quarter. And 18 months into a four year buyback plan, we've already repurchased about a billion, just under a $1 billion of the $1.5 billion target. So our forward thinking will always be based on generating the highest return for our shareowners, whether that be increasing our dividend, repurchasing stock, or investing in higher return opportunities.

And with regards to your specific question about acquisitions, as we indicated in June, we had ample opportunity to grow with our current portfolio. We're not actively pursuing acquisitions. If the right opportunity presented itself, we would take a look at it, but that's not a priority.

Virginia Genereux:  Thank you very much.

Operator:  And we'll go next to Liz Dunn with Prudential.

Liz Dunn: Hi. Good evening, I guess. The first question relates to, it sounds like you're saying that you'll have a bit more spending discipline, and really monitor that in - within a quarter to determine how much you can spend. I mean it sounds to me like this quarter, for instance, your gross margin was a little light of expectations, so you turned off the spigot a little bit in terms of demand creation spending. Is that the right way to think about it? And then how do you manage that versus sales growth, if you do realize that demand creation, you know, ultimately drives sales growth. That's my first question.

And then my second question is, why are gross margins in the back half expected to be similar to Q2 if you had a benefit of 150 basis points from currency in Q2 and won't have that benefit in the back half.
Thanks.

Don Blair: OK well with respect to your first question, Liz, we definitely do not manage the business on a quarter to quarter basis. And what we're really aiming for here is managing the portfolio over a period of time to deliver great results for our shareholders and build the business for the future. So it's really a question of the balance of profitability today and long-term investment going forward.

What I did want to communicate is that I think what you saw in the second quarter was our ability to pull the levers. The demand creation spend is not a tool that we use to manage the P&L. It is really a phasing based on what we think makes the most sense for driving the business. And the impact you saw in SG&A is really a longer-term initiatives to ring some more productivity out of our operating overhead spending. And you started to see that in the second quarter, and we are, you know, committed to continuing to deliver that over time. So you should definitely not think about this as a quarter to quarter exercise.

Liz Dunn: OK. But I had in my models that you had Q2 SG&A plan up 15 percent.

Don Blair: Well yes, and we did perform better than our guidance on SG&A in the second quarter and that does reflect that we've redoubled our efforts around driving productivity and operating overhead. But we're not doing this in terms of turning the spigot on or off for any given quarter. We just don't manage the business that way.

And your second question, Liz was around gross margin.

Liz Dunn: Yes, just because currency benefit won't be there for the back half or at least that's the guidance you've given us in the past. So why is gross margin expected to be down only similar to Q2, when you did have a currency benefit in Q2?

Don Blair: A lot of it has to do with the mix of product we expect to sell. For example, in many of our markets we sell World Cup replica apparel that tends to be a higher margin products than some of our inline products. The same thing for some of the footwear. So there's a large number of moving parts in the gross margin equation. At this point, with a neutral currency environment, we do expect to see roughly the same year-over-year change in margin, but it's really related more to product mix and geographic mix.

Liz Dunn:  OK.  Thanks.  Congratulations on a great quarter.

Pam Catlett:  Thank you, Liz.

Don Blair:  Thank you.

Operator:  We'll go next to Omar Saad with Credit Suisse First Boston.

Omar Saad: Thanks. I wanted to ask for a little bit more detail on some of the comments Bill made up front around the retail strategy. I know he had mentioned that distribution is still going to be anchored to the retail partners, but I want to get a better flavor for what some of the strategies will be there on a global basis, especially any plans to move outside the outlet format to create retail environments appropriate to the brand.

Bill Perez: You know, Omar, as I mentioned before we're in the process of setting a strategy for our direct to consumer business. And, you know, I see significant opportunity or an opportunity to significantly increase our online business. I think we have an opportunity to create retail concepts that elevate our brand and close distribution gaps in a number of markets. But as I said earlier, you know, our preference is always to partner with retailers who do a good job of presenting our brand.

And I don't know, Charlie, do you want to add to that?

Charlie Denson: Yes, I'll jump in on this a little bit Omar. I think one of the things that we've talked about over the last several years is our ability to partner with some of the key retailers around the world. And that strategy doesn't change. And we continue to emphasize that as, I think, Bill made reference to that in his comments. That will be the cornerstone to our retail strategies. I think what we do have the ability to do is take on and look at ways to change the landscape of the retail marketplace with very specific and strategic executions of opportunities that we may have come available to us whether it's a real estate play or something like that.

I think a great example of that is the Champs Elysee store that we've opened up on a very key and significant street in a very important marketplace worldwide, where we can control the entire brand presentation and focus on some of the pieces there.

So I think those are some of the key points that we want to make sure everybody understands on the retail front. We will continue to look at opportunities as we've discussed in the past. But we are still anchoring most of our retail distribution strategies with partners around the world.

Mark Parker: Yes, and I just wanted to add - this is Mark speaking. I just want to add too that we're going to continue to invest in our, as Charlie said our key retail partners. A great example in this past quarter is some of the work we did around Pro and the Pro Revolution doors we opened up with some of our better sporting goods partners. We found that they not only helped the tremendous sell throughs on the Pro product, but actually helped lift our entire apparel business in just about every category. So that's a great example of, a key investment in our important retail partners against a big initiative for the company.

Omar Saad:  Great, thanks.  I appreciate that.

Operator:  We'll go next to John Shanley with Susquehanna Financial.

John Shanley:  Good afternoon, folks.

Pat Catlett:  Hi, John.

Don Blair:  Hi, John.

Bill Perez:  Hi, John.

John Shanley: Charlie, I wonder if you could give us a little bit more of a time horizon on the challenging markets that you did a nice job in highlighting for us, the markets like Japan, France, and the U.K. Those are major markets for Nike in terms of the national presence. And I'm assuming that you've all ready pre-lined most of those markets for the Fall '06 selling season. Can you give us an idea if the market environment from your conversations with retailers is starting to turn? And whether or not you see some opportunity as we get further into calendar '06, in terms of the business opportunities, particularly as we get into the important Fall selling season in those markets?

Charlie Denson: Yes. We have some pre-lining, John. We're not quite that far into it, although we've - you know-most of the major accounts have seen the product lines. I think the two big pieces of areas that I highlighted in the prepared comments are areas that we're really excited about. And that's getting after this sport culture consumer piece, which is a dominant - becoming a much more dominant piece of the puzzle in the European market.

And then, I think, also the overall perspective on distribution and making sure that we continue to build a premium brand position over the long term. And in some cases, you know, I think this has a little bit of familiarity with the conversations we had around the U.S. marketplace, you know, three, four, years ago. So I think we're still very optimistic about growth potential coming out of the European marketplace. When that's going to turn around, I'm not quite ready to predict, you know, some of the economic challenges that overall marketplace faces.
We are seeing some very strong results coming at us in very specific parts of that market, specifically in Italy and to some degree in Iberia.

I think the other thing that we feel great about is the Fall product line, and again, moving through World Cup and into the Fall season, when the football product is really the most relevant. And part of the product launches that we have staged will, I think will put us in a great position to take advantage of that.

So it's not - I'm not ready to say we're completely around the bend, but I really like what we're doing in Europe right now. I'm very confident and comfortable with the strategy and plans that we have in place.

With respect to Japan, I think it's a little bit different. The marketplace is a little bit healthier, and I said, again in the remarks we're going to make sure we manage inventories there. We're not going to put ourselves in a position where we're going to chase bad business. We think we have a great opportunity to introduce more energy to that marketplace, through product and innovation. Mark referenced the Air Max 360 product, which we're very excited about this next spring. And we've got a couple more things in the hopper up our sleeves, that quite frankly we're not ready to talk about, but I think they will be very exciting pieces of the product assortment going forward. And Japan will be a fantastic market for some of these products.

John Shanley: Super, that's very helpful. And the last question I had is really directed at you, Bill. We've heard from a number of the retails that we follow, whether it's athletic specialty chains or sporting goods, or even family footwear retails, that Nike has been reaching more, and particularly you, yourself has reached out more to a lot of the retailers to better partner up with them. Is this a change in terms of the approach the company's relationship with its retail partners? And is this something that's being motivated by basically the organic growth of the U.S. market, versus maybe some of the market conditions in the other areas? Or is it just that you see an opportunity to just continue to ramp up your market share position in this country?

Bill Perez: Well, you know, I think, John, it's pretty consistent with what we've talked about before. In terms of retail, we always start with retailers who can help us celebrate the brand, handle the brand properly, and we always attempt to work with them in the first place. I've gone out to meet people to understand our customers, to understand their needs, trying to understand how we can fit our plans in with theirs, and create a synergistic situation. We're also working with a number of retailers to access their data because I believe if we have access to their data, and we have a growing number of retailers in our database now with online point and sell information, I think we can - it can be a win-win. We can increase consumption for them, and we can increase consumption of Nike product as well. But it's not a change in strategy. I think it's a long standing strategy. It's just an opportunity for me to get to know people better.

John Shanley: Do you think Nike can grow its market share position? You're by far the dominant factor in the market? Can you continue to grow, even though you basically have such a large position already?

Bill Perez: John, we only have a 25 share in the market U.S. We can double it. I don't want to be quoted on that, but we have ample opportunity to grow in the U.S. in footwear and in apparel.

John Shanley:  OK.  Fair enough.  Thanks.

Operator:  We'll go next to Margaret Mager with Goldman Sachs.

Margaret Mager:  Hi.

Pam Catlett:  Hi, Margaret.

Margaret Mager: Hi. I have a couple of questions, a little bit of clarification, I guess. Are you expecting SG&A leverage in the second half of this year? And how do you go from a two to three percent futures order to a mid single digits sales growth in the second half of the year? And why is that the future orders flowed into the fourth fiscal quarter? What caused that?

Don Blair: OK. First question was SG&A leverage over the back half of the year.

Margaret Mager:  Yes.

Don Blair: I do not expect SG&A leverage on the back half of the year. I do expect SG&A leverage for the full year. We are currently 110 basis points, I believe, levered through the first half of the year, and as we said before, some of our demand creation is more back loaded. So on the full year, we do expect to get leverage, we're committed to that. I don't necessarily expect that in the second half.

Your second question is how do you get from current futures to mid single digit. One of the things to bear in mind is that the futures window does not include the entire fourth quarter. So we do expect to see some good numbers coming out of our fall bookings that fall into May and some of our May numbers. We have some early indications, so we think we're going to see some acceleration there related to the World Cup and some other product initiatives that we have in pipe.

We also have quite a bit of at once and replenishment business that's done very well for us so far this year. That will also improve our revenue growth over the back half of the year.

And your third question, I believe, was why the deceleration in futures? And, the first point I'd make is that a lot of it is foreign exchange. When we reported it the first quarter, our expectations around the euro and the yen were much stronger than where they are today. And if you take that out, our futures numbers for the five month window is actually up seven percent, which is pretty consistent with our long-term growth model. We have seen a little bit lower number in the U.S. The U.S. was a plus 12 last time we reported. We think plus nine is very, very good for that market. And as I said earlier, some of the phasing of some of the World Cup product means that we expect to see some of those sales come in in the back half of the quarter.

The last thing I'd say is, if you think about the fundamental business health here, I want to highlight, again, the strength of our unit demand curves. We are seeing enormous growth in units which says we're really doing well in terms of share of feet. And, I think that our profitability picture across the portfolio is pretty good. And we're very confident on hitting our goals for the year.

Margaret Mager: OK. Did you say that European apparel was an area of opportunity as you look forward? What were the challenges in European apparel? Especially with the World Cup, I would think European apparel would be one of your strongest businesses? And how does Nike Pro factor in there?

Charlie Denson: Hi, Margaret. This is Charlie. I hope you're feeling better for the holidays.

Margaret Mager:  Hi, me too.

Charlie Denson: No. What I said was that our apparel business is accelerating in Europe. So as you know we've talked about some of our apparel inventory issues over the last couple of seasons, and we feel pretty good about the progress we've made in getting the inventories back inline. And then, as you mentioned accelerating into the World Cup. We're very excited about both the product that has been laid out for the World Cup Tournament itself. And we've had pretty strong response going into Fall.

I think the other thing that is adding a lot of energy into the European apparel market, is the Nike Pro equation. And we've had a great response to Nike Pro over there. And I don't know if you've been over there recently, but that team has done a fantastic job of placing that product. And the consumer has responded very well to it. So it's an accelerating environment for our European apparel picture.

Mark Parker: A couple of other areas I'd add to that would be the women's fitness. We just had a great round of sell throughs on our women's fitness and fitness dance products over this past quarter. And we expect that to continue through the spring. Tennis is up quite a bit. And our sport culture remains a big opportunity for us over there as well.

Margaret Mager: OK. Well that's very helpful thanks. And have a great holiday to you all as well.

Pam Catlett:  Thank you.

Charlie Denson:  Thank you, Margaret.

Margaret Mager:  Thanks.

Pam Catlett:  Operator, we'll have time for one more question

Operator: Thank you very much. We'll take our final question from Robby Ohmes with Banc of America Securities.

Robby Ohmes: Thanks, guys. Actually, just one question I was hoping since, you know, the 360 degree Air launch is coming up in January can you just walk us through the roll out process for calendar '06 regionally? And also which channel partners we should be looking at as having more of a position with this product? And also, can you give us some info on advertising. And also, you know, sort of global launch versus what's going on in the U.S., it would be great, as well. Thanks.

Mark Parker: Yes, this is Mark. Let me hit that. The 360 launch as you mentioned hits later in January. As I said, we're really excited about that, not just from the excitement around that single model, that product, but the plan that we have around reengineering our whole Nike Air collection, and that's really the vanguard product, the spotlight product that we want to rally behind for Nike Air as a total collection of performance product.

You'll see that expanding as we move into spring, into fall into other product categories, 360 that is. The next category would be basketball. And we expect to actually have a full product offering, both on the sport performance side of the business, and the sport culture side of the business. You'll see some pretty exciting things happening at retail on the sport culture side starting as early as January of this year.

The primary initial introduction, the thrust will be in the U.S. and Japan, or I'm sorry in Asia Pacific. And then you'll see Europe picking that up into late Spring into the Fall season as well. So Europe will sort of follow that wave a bit as we head beyond World Cup, you'll see a much bigger emphasis from Europe in the fall season. Although they're trying to see what we can do in Europe, you know, leading up to the World Cup effort as well.

Charlie Denson: This is Charlie. Just as far as the channels, I'm not going to get into specifics, but to Mark's point, I think you'll see the product globally and in all of the major key retailers around the world. The high end product will be on a limited basis availability which is traditionally the way we've launched most product innovations. And then, as Mark relayed and talked about, you know, it's not just about a single shoe, it's an entire concept. And you'll see products throughout the product.

Mark Parker: Yes, and on the advertising as well. I didn't mention that we kick off in the USA with a national TV campaign later in January. We will carry that through the Spring season. We'll have energy account based product exclusivities and some energy type events happening, digital online activity. It's really a total of what we call 360 marketing campaign around the shoe, and the broader Nike Air line.

Robby Ohmes: Yes, from a futures perspective, is this something that sort of, you know, you're going to limit allocations in the Spring. But it could have a meaningful impact to your futures, as you move towards back to school '06? Or is this something we've got to wait until '07, before it really becomes meaningful to the futures?

Mark Parker: Well I think, I mean we will limit it at the top end as we always do, but we see that as a positive and part of driving a whole demand creation around the concept. I think as we move into the first half of '07, it's going to become a very significant part of the product offering. And we're excited about some of the products that we started to pre-line with some of the accounts worldwide.

Charlie Denson: Yes, I think the thing you have to remember is this isn't a single shoe launch. This is an effort around Nike Air at large. So you'll see some broader distribution of products within Nike Air, beyond or relative to the 360 product itself. So you'll see some impact on this initiative this Spring. And it will certainly build through next fall.

Don Blair: Yes, to clarify Robby, fiscal '07 is what Charlie was talking about. So we do expect to see some impact for Fall.

Robby Ohmes:  Terrific, guys.  Thank you very much.

Pam Catlett: Thank you, Robby. And thank you everyone for participating. We wish you all a very safe and happy holiday season. Talk to you soon.

Operator: This does conclude today's conference call. We thank you for your participation and you may disconnect at this time.

END